                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          TRITON NETWORK SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

     (5) Total fee paid:

         -----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

         -----------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------

     (3) Filing Party:

         -----------------------------------------------------------------------

     (4) Date Filed:

         -----------------------------------------------------------------------

                          TRITON NETWORK SYSTEMS, INC.
                             8259 SOUTH PARK CIRCLE
                             ORLANDO, FLORIDA 32819

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER __, 2001

TO THE STOCKHOLDERS OF
TRITON NETWORK SYSTEMS, INC.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Triton Network Systems, Inc., a Delaware corporation (the "COMPANY" or "TRITON"), will be held on October __, 2001, at 10:00 a.m. local time, at the offices of Wilson, Sonsini, Goodrich & Rosati located at 650 Page Mill Road, Palo Alto, California 94304, to consider and vote upon the following proposals:

         1. To ratify and approve the Plan of Complete Liquidation and Dissolution of the Company, substantially in the form of EXHIBIT A attached to the accompanying Proxy Statement.

         2. To transact such other business as may properly come before the meeting and any adjournments thereof.

         Only stockholders of record at the close of business on August 31, 2001, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                        By Order of the Board of Directors,


                                        /s/ Kenneth R. Vines
                                        Kenneth R. Vines
                                        Chief Executive Officer & Chief
                                        Financial Officer

Orlando, Florida

September __, 2001


           IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING,
         PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT
              PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE
          REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF
                          MAILED IN THE UNITED STATES.

                             YOUR VOTE IS IMPORTANT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE COMPANY, ON BEHALF OF THE BOARD OF DIRECTORS, FOR THE SPECIAL MEETING OF STOCKHOLDERS. THE PROXY STATEMENT AND THE RELATED PROXY FORM ARE BEING DISTRIBUTED ON OR ABOUT OCTOBER ___, 2001. YOU CAN VOTE YOUR SHARES USING ONE OF THE FOLLOWING METHODS:

         - COMPLETE AND RETURN A WRITTEN PROXY CARD

         - ATTEND THE COMPANY'S SPECIAL MEETING OF STOCKHOLDERS AND VOTE IN
           PERSON

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING, HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, OR MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS VOTED VIA, OR RETURNED A PROXY CARD.

                   CAUTION AGAINST FORWARD LOOKING STATEMENTS

This Proxy Statement contains certain forward looking statements, including statements concerning the value of the Company's net assets, the anticipated liquidation value per share of Common Stock as compared to its market price absent the proposed liquidation, and the likelihood of stockholder value resulting from sale of certain of its significant assets. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company's actual results, performance or achievements, or industry results, to differ materially from the Company's expectations of future results, performance or achievements expressed or implied by such forward-looking statements. These risks include the risk that we may incur additional liabilities, that the sale of our non-cash assets could be lower than anticipated, and that the settlement of our liabilities could be higher than expected, all of which would substantially reduce the distribution to our stockholders. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, it cannot guarantee future events or results. Except as may be required under federal law, the Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

                    QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q:       WHAT WILL BE VOTED ON AT THE SPECIAL MEETING?

A:       The proposal to be voted on at the Special Meeting is whether to ratify and approve the Plan of Complete Liquidation and Dissolution substantially in the form of EXHIBIT A attached to the accompanying Proxy Statement (the "PLAN").

Q:       WHAT WILL HAPPEN IF THE PLAN IS APPROVED?

A:       If the Plan is approved, we will complete the liquidation of our remaining assets, satisfy our remaining obligations and make distributions to our stockholders of available liquidation proceeds.

Q:       WHEN WILL THE STOCKHOLDERS RECEIVE ANY PAYMENT FROM THE LIQUIDATION OF
THE COMPANY?

A:       We anticipate that an initial distribution of liquidation proceeds will be made to the stockholders sometime in [-]. Thereafter, as we liquidate our remaining assets and properties we will distribute available liquidation proceeds, if any, to stockholders as the Board of Directors deems appropriate. We anticipate that the majority of the remaining liquidation proceeds will be distributed over a period of 3 years in accordance with Delaware law.

Q:       WHAT IS THE AMOUNT OF THE PAYMENT THAT STOCKHOLDERS WILL RECEIVE FROM
THE LIQUIDATION OF THE COMPANY?

A:       At the end of August 2001, we had approximately $____ million of cash and marketable securities and our total liabilities on our balance sheet were approximately $____ million. In addition to satisfying the liabilities on the balance sheet, we anticipate using cash in the next several months for a number of items, including, but not limited to, the following:

         -        Ongoing operating expenses
         -        Employee severance and related costs
         - Expected penalties for terminating certain equipment and facility leases and non cancelable inventory purchase commitments
         -        Customer service obligations

We are currently evaluating the market value of our inventory and property and equipment on a liquidation basis, but we expect sales proceeds to be significantly lower than amounts recorded on the balance sheet at the end of June 2001.

We currently believe that the amount ultimately distributed to our stockholders could be as much as approximately $0.75 to $0.95 per share. However, the sale of non-cash assets could be lower than anticipated, we may incur additional liabilities or the settlement of liabilities could be higher than we currently estimate, which would result in a substantially lower distribution to our stockholders.

Q:       WHAT DO THE COMPANY STOCKHOLDERS NEED TO DO NOW?

A:       After carefully reading and considering the information contained in this Proxy Statement, each Triton stockholder should complete and sign his or her proxy and return it in the enclosed return envelope as soon as possible so that his or her shares may be represented at the meeting. A majority of shares entitled to vote must be represented at the meeting to enable Triton to conduct business at the meeting.

Q:       CAN THE COMPANY STOCKHOLDERS CHANGE THEIR VOTE AFTER THEY HAVE MAILED
THEIR SIGNED PROXIES?

A:       Yes. A stockholder can change his or her vote any time before proxies are voted at the meeting. Each stockholder can change his or her vote in one of three ways. First, a stockholder can send a written notice via registered mail to our Chief Executive Officer and Chief Financial Officer, Kenneth R. Vines, at our executive offices, stating that he or she would like to revoke his or her proxy. Second, a stockholder can complete and submit a new proxy. If a stockholder chooses either of these two methods, he or she must submit the notice of revocation or the new proxy to the Company. Third, a stockholder can attend the meeting and vote in person.

Q:       IF THE COMPANY SHARES ARE HELD IN "STREET NAME" BY A STOCKHOLDER'S
BROKER, WILL THE BROKER VOTE THESE SHARES ON BEHALF OF THE STOCKHOLDER?

A:       A broker will vote Company shares only if the holder of these shares provides the broker with instructions on how to vote. Stockholders should follow the directions provided by their brokers regarding how to instruct brokers to vote the shares.

Q:       CAN I STILL SELL MY SHARES OF COMPANY COMMON STOCK?

A:       The Company received a notice from the Nasdaq Stock Market (the
"Nasdaq") on July 31, 2001 stating that it would be delisted for failing to comply with the Nasdaq's listing requirements. The Company is currently not able to maintain compliance with the Nasdaq's listing requirements and it is likely that our non-compliance with Nasdaq's listing requirements will continue and that the Nasdaq will take action to delist our Common Stock from their National Market Systems on or about October 29, 2001. If our Common Stock is delisted, trading, if any, would thereafter be conducted through the over the counter market or on the Electronic Bulletin Board of the National Association of Securities Dealers, Inc. Consequently, stockholders may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Common Stock. In addition, it is likely that we will close our stock transfer books and restrict transfers of our common stock after the filing of the Certificate of Dissolution with the Secretary of State of the State of Delaware.

Q:       WHO CAN HELP ANSWER QUESTIONS?

A:       If you have any additional questions about the proposed Plan or if you need additional copies of this Proxy Statement or any public filings referred to in this Proxy Statement, you should contact: our Investor Relations Office at
(407) 903-2058. Our public filings can also be accessed at the SEC's web site at www.sec.gov.

                          TRITON NETWORK SYSTEMS, INC.
                             8259 SOUTH PARK CIRCLE
                             ORLANDO, FLORIDA 32819

                            ------------------------

                                 PROXY STATEMENT

                            ------------------------

                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER ___ 2001

         Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors of Triton Network Systems, Inc. (the "COMPANY" or "TRITON") for use at the Special Meeting of Stockholders of the Company to be held on October __, 2001 at 10:00 a.m. local time, at the offices of Wilson Sonsini Goodrich & Rosati located at 650 Page Mill Road, Palo Alto, California 94304, and any adjournments thereof (the "SPECIAL MEETING").

         Only stockholders of record as of August 31, 2001 (the "RECORD DATE") will be entitled to vote at the Special Meeting. As of that date, there were 35,061,584 shares of Common Stock, par value $0.001 per share, of the Company ("COMMON STOCk") issued and outstanding. Each share of Common Stock outstanding as of the Record Date will be entitled to one vote and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Special Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice delivered to Kenneth R. Vines the Company's Chief Executive Officer and Chief Financial Officer at any time before it is exercised, or by voting in person at the Special Meeting. If a stockholder is not attending the Special Meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the Special Meeting.

         The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting is necessary to establish a quorum for the transaction of business. The matters being submitted to stockholders require the affirmative vote of a majority of the issued and outstanding shares entitled to vote at the Special Meeting. Votes cast by proxy or in person at the Special Meeting will be tabulated by the Inspector of Elections (the "INSPECTOR") with the assistance of the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. Abstentions are included in the number of shares present or represented and voting on the proposal, and, therefore, will have the effect of a negative vote.

         At the Special Meeting, a proposal to ratify and approve a plan of complete liquidation and dissolution of the Company will be subject to the vote of holders of the Company's Common Stock. The Board of Directors of the Company knows of no other matters to be presented at the Special Meeting. If any other matter should be presented at the Special Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

         Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be voted in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have the effect of a vote against the proposal to approve the plan of complete liquidation and dissolution and any other matter requiring the affirmative vote of a certain percentage of shares outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of August 31, 2001, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) any person (including any group as that term is used in Section 13(d)(3) of the Exchange Act), known by the Company to be the beneficial owner of more than 5% of the Company's voting securities, (ii) each person who is now, or was during the previous fiscal year, a director or executive officer of the Company, and (iii) all such executive officers and directors of the Company as a group. The number and percentage of shares beneficially owned are based on the aggregate of 35,061,584 shares of Common Stock outstanding as of August 31, 2001. Shares of Common Stock subject to options that are currently exercisable or exercisable within sixty days of August 31, 2001 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The Company does not know of any arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company.

                                                                    SHARES BENEFICIALLY
                                                                        OWNED PRIOR            PERCENT OF COMMON
NAME OR GROUP OF BENEFICIAL OWNERS (*)                                  TO OFFERING            STOCK OUTSTANDING
--------------------------------------                              --------------------       -----------------
Bandel L. Carano (1).............................................        3,950,285                   11.3%
Entities affiliated with Oak Investment Partners (2).............        3,930,285                   11.2
   525 University Avenue, Suite 1300
   Palo Alto, CA 94301
International Business Machines Corporation......................        2,750,000                    7.9
   North Castle Drive
   Armonk, NY 10504
James Wei (3)....................................................        2,528,170                    7.2
Entities affiliated with Worldview Technology Partners (4).......        2,508,170                    7.2
   435 Tasso Street, Suite 120
   Palo Alto, CA 94301
Entities affiliated with Advent Partners (5).....................        2,136,242                    6.1
   75 State Street
   Boston, MA 02109
James F. Gibbons (6).............................................          120,000                     **
Lockheed Martin Corporation......................................        2,000,000                    5.7
   5600 Sand Lake Road
   Orlando, FL 32819
Entities affiliated with MeriTech Capital Partners (7)...........        1,946,963                    5.6
   90 Middlefield Road, Suite 201
   Menlo Park, CA 94025
Entities affiliated with Bessemer Venture Partners (8)...........        1,947,491                    5.5
   83 Walnut Street
   Wellesley Hills, MA 02481
Arjun Gupta (9)..................................................        1,585,714                    4.5
Entities affiliated with TeleSoft Partners (10)..................        1,565,714                    4.5
   1450 Fashion Island Boulevard, Suite 610
   San Mateo, CA 94404

                                                                    SHARES BENEFICIALLY
                                                                        OWNED PRIOR            PERCENT OF COMMON
NAME OR GROUP OF BENEFICIAL OWNERS (*)                                  TO OFFERING            STOCK OUTSTANDING
--------------------------------------                              --------------------       -----------------
Howard "Skip" Speaks (11)........................................          826,250                    2.4
Robert P. Goodman (12)...........................................          440,000                    1.3
Michael A. Clark (13)............................................          409,749                    1.2
Kenneth R. Vines (14)............................................          297,750                     **
Philip C. Gulliford (15).........................................          181,249                     **
Douglas R.B. Campbell (16).......................................          196,250                     **
Mark I. Johnson (17).............................................          248,125                     **
Stanley R. Arthur................................................               --                     --
All directors and executive officers as a group
   (12 persons)..................................................       10,783,542                   30.8


---------------------------

* This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

**       Represents beneficial ownership of less than one percent (1%) of the outstanding shares of the Company's Common Stock.

(1) Includes 3,930,285 shares held by the entities listed in note 2 below. Mr. Carano is a general partner of the entities listed in note 2 below. Mr. Carano disclaims beneficial ownership of the shares held by the entities listed in note 2 below except to the extent of his direct pecuniary interest in these shares. Includes 20,000 shares issuable upon the exercise of options exercisable within sixty days of August 31, 2001.

(2) Includes 3,833,993 shares held by Oak Investment Partners VII, Limited Partnership and 96,292 shares held by Oak VII Affiliates Fund, Limited Partnership.

(3) Includes 2,508,170 shares held by the entities listed in note 4 below. Mr. Wei is a general partner of the general partner of the entities listed in note 4 below. Mr. Wei disclaims beneficial ownership of the shares held by the entities listed in note 4 below except to the extent of his direct pecuniary interest in these shares. Includes 20,000 shares issuable upon the exercise of options exercisable within sixty days of August 31, 2001.

(4) Includes 1,394,528 shares held by Worldview Technology Partners I, L.P., 543,524 shares held by Worldview Technology International I, L.P., 120,119 shares held by Worldview Strategic Partners I, L.P., 333,686 shares held by Worldview Technology Partners II, L.P., 102,149 shares held by Worldview Technology International II, L.P. and 14,164 shares held by Worldview Strategic Partners II, L.P.

(5) Includes 1,014,518 shares held by Digital Media Communications, 460,359 shares held by Adtel LP, 246,532 shares held by Tel Advent LP, 171,532 shares held by Adtec LP, 94,300 shares held by Digital Media and Communications II, 70,600 shares held by Envirotech, 54,901 shares held by Advent Partners and 52,400 shares held by Advent Crown Fund II.

(6) Does not include 2,000,000 shares held by Lockheed Martin Corporation of which Mr. Gibbons is director and disclaims beneficial ownership. Includes 20,000 shares issuable upon the exercise of options exercisable within sixty days of August 31, 2001.

(7) Includes 31,152 shares held by MeriTech Capital Affiliates L.P. and 1,915,811 shares held by MeriTech Capital Partners L.P.

(8) Includes 164,750 shares held by Bessemer Venture Investors L.P., 700,265 shares held by Bessemer Venture Partners IV, L.P., 700,267 shares held by Bessec Ventures IV L.P. and 65,548 shares held by BVP IV Special Situations L.P. Also includes 316,661 shares beneficially held by individuals, or entities affiliated with these individuals, that are affiliated with Bessemer. In specified circumstances, Bessemer can direct the voting of these 73,117 shares.

(9) Includes 1,565,714 shares held by the entities listed in note 10 below. Mr. Gupta is the President of TeleSoft IA-GP, Inc., the general partner of TeleSoft Partners IA, L.P. The shares held by Deutsche Bank Securities Inc. and the Goel Family Partnership are held pursuant to a management agreement with TeleSoft Management, L.L.C. Mr. Gupta is the executive manager of TeleSoft Management, L.L.C. Mr. Gupta disclaims beneficial ownership of the shares held by the entities listed in note 10 below except to the extent of his direct pecuniary interest in these shares. Includes 20,000 shares issuable upon the exercise of options exercisable within sixty days of August 31, 2001.

(10) Includes 1,165,714 shares held by TeleSoft Partners IA, L.P., 200,000 shares held by TeleSoft Partners, L.P., 53,500 shares held by Deutsche Bank Securities Inc., 66,500 shares held by TeleSoft Coinvestments, L.P. and 80,000 shares held by Goel Family Partnership.

(11) Includes 825,000 shares issuable upon the exercise of options exercisable within sixty days of August 31, 2001. Mr. Speaks resigned as the Company's Chief Executive Officer in August 2001. He continues to serve as a director.

(12) Mr. Goodman is a member of the management company that manages the entities listed in note 8 above. However, Mr. Goodman is not listed as the beneficial owner of the shares held by the entities listed in note 8 above because he has no pecuniary or voting interest in the shares as they are held by entities established prior to his becoming affiliated with Bessemer. Includes 50,000 shares held by trust entities established for the benefit of Mr. Goodman's children. Mr. Goodman disclaims beneficial ownership of these shares. 77,085 of these shares are subject to our right of repurchase which lapses over time.

(13) Includes 222,500 shares of common stock issuable upon the exercise of options exercisable within sixty days of August 31, 2001. Mr. Clark resigned as the Company's Vice President of Engineering in August 2001.

(14) Includes 56,500 shares held by entities affiliated with Mr. Vines. Includes 43,750 shares subject to our right of repurchase which lapses over time. Includes 140,000 shares of common stock issuable upon the exercise of options exercisable within sixty days of August 31, 2001.

(15) Includes 40,000 shares issuable upon the exercise of options exercisable within sixty days of August 31, 2001. Mr. Gulliford resigned as the Company's Vice President of Advanced Technology in August 2001.

(16) Includes 59,897 shares subject to our right of repurchase which lapses over time. Includes 75,000 shares issuable upon the exercise of options exercisable within sixty days of August 31, 2001.

(17) Includes 247,500 shares issuable upon the exercise of options exercisable within sixty days of August 31, 2001. Mr. Johnson resigned as the Company's Chief Operating Officer in August 2001.

                                 PROPOSAL NO. 1

                        TO RATIFY AND APPROVE THE PLAN OF
                      COMPLETE LIQUIDATION AND DISSOLUTION

GENERAL

         Our Board of Directors is proposing the Plan of Complete Liquidation and Dissolution (the "PLAN") for ratification and approval by our stockholders at the Special Meeting. The Plan was approved by the Board of Directors, subject to stockholder approval, on September __, 2001 and went into effect on September __, 2001 (the "EFFECTIVE DATE"). A copy of the Plan is attached as Exhibit A to this Proxy Statement. Certain material features of the Plan are summarized below. STOCKHOLDERS SHOULD READ THE PLAN IN ITS ENTIRETY.

After adoption of the Plan our activities will be limited to:

         - filing a Certificate of Dissolution with the Secretary of State of the State of Delaware and thereafter remaining in existence as a non-operating entity for three years;

         - selling any remaining assets of the Company, including our intellectual property and other intangible assets;

         -        paying our creditors;

         - terminating any remaining commercial agreements, relationships or outstanding obligations of the Company;

         -        continuing to honor certain obligations to customers;

         - establishing a contingency reserve for payment of the Company's expenses and liabilities; and

         -        preparing to make distributions to our stockholders.

Ratification and adoption of the Plan by a majority of the stockholders will constitute approval of these activities by the Company.

Our Board of Directors may, at any time, turn management of the Company over to a third party to complete the liquidation of our remaining assets and distribute the proceeds from the sale of assets to our stockholders pursuant to the Plan. This third-party management may be in the form of a liquidating trust, which, if adopted, would succeed to all of the assets, liabilities and obligations of the Company. Our Board of Directors may appoint one or more of its members, an officer of the Company or a third party to act as trustee or trustees of such liquidating trust. If, however, all of our assets are not distributed within three years after the date our Certificate of Dissolution is filed with the State of Delaware, we will transfer our remaining assets to a liquidating trust if we have not already done so. Your ratification and approval of the Plan will also constitute your approval of any appointment and compensation of such trustees.

         During the liquidation of our assets, we may pay our officers, directors, employees, and agents, or any of them, compensation for services rendered in connection with the implementation of the Plan. Your ratification and approval of the Plan will constitute your approval of the payment of any such compensation.

         The following resolution will be offered at the Special Meeting:

         "RESOLVED, THAT THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION BE RATIFIED AND APPROVED."

BACKGROUND AND REASONS FOR THE PLAN

On August 9, 2001, our Board of Directors determined that the liquidation and dissolution of the Company was in the best interest of the stockholders and adopted the Plan subject to stockholder approval. In reaching its decision, the Board considered a number of factors, including the Company's recent financial performance, prevailing economic conditions and Management's unsuccessful efforts to sell or merge the Company.

Early this year there was a rapid deterioration in the market for fixed broadband wireless access equipment, particularly in the U.S. By the second quarter, three of the four major fixed wireless CLEC's in the U.S. had filed for bankruptcy protection. The Company's revenue had declined from $9.5 million in the fourth quarter of 2000 to $1.9 million in the second quarter of 2001, and the net loss for the first half of 2001 was $(40.6) million. Based on these conditions, the Company significantly downsized its operations to reduce costs and conserve cash, while reviewing alternative business strategies.

In January 2001, the Company engaged Broadview International to assist in identifying and evaluating strategic alternatives, including the sale or merger of the Company. Broadview contacted a large number of prospective acquirers or merger partners, both domestic and international. Discussions were held with a number of companies. After a careful review, the Board of Directors concluded that none of the acquisition or merger opportunities available to the Company would be likely to provide stockholders with as much liquidity or value as could be achieved through a liquidation and dissolution.

The Board of Directors also considered whether to continue the current strategy of maintaining operations, managing expenses and waiting for a market recovery. There were a number of risks associated with such a strategy. Timing of a market recovery remains cloudy, and it now appears likely that there will be a protracted period of weak demand for the Company's products. At the current time, the Company has a minimal backlog of customer orders, and prospects for material revenue over the next few quarters is limited. Although the Company has the financial resources to weather a lengthy market downturn, significant amounts of cash would be required to continue operations and remain competitive, including significant expenditures to develop international sales channels and to support research and development activities needed to enhance existing products and develop new products. Furthermore, employee retention would continue to become increasingly difficult. In light of these risks, there is a substantial possibility that a strategy of waiting for a market recovery would cause a continued erosion of the Company's cash, asset value and employee base, thus reducing stockholder value without any assurance of a future recovery. In addition, the Company's stock is trading below the anticipated cash liquidation value of the shares. For these reasons, the Board of Directors concluded that liquidation and dissolution of the Company would have the highest probability of returning the greatest value to the stockholders.

FACTORS TO BE CONSIDERED BY STOCKHOLDERS IN DECIDING WHETHER TO APPROVE THE PLAN

There are many factors that the Company's stockholders should consider when deciding whether to vote to ratify and approve the Plan. Such factors include those risk factors set forth in the Company's publicly filed reports, including its Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2001 and March 31, 2001 and its Annual Report on Form 10-K and Form 10-KA for the fiscal year ended December 31, 2000, as well as those factors set forth below.

THE DISTRIBUTION TO OUR STOCKHOLDERS MAY BE REDUCED BY ADDITIONAL LIABILITIES WE MAY INCUR, THE ULTIMATE SETTLEMENT AMOUNTS OF OUR LIABILITIES AND OUR FAILURE TO ACHIEVE SIGNIFICANT VALUE FOR OUR NON-CASH ASSETS.

         At the end of August 2001, we had approximately $___million of cash and marketable securities and our total liabilities on our balance sheet were approximately $___million. In addition to satisfying the liabilities on the balance sheet, we anticipate using cash in the next several months for a number of items, including, but not limited to, the following:

         -        Ongoing operating expenses
         -        Employee severance and related costs
         - Expected penalties for terminating certain equipment and facility leases and non cancelable inventory purchase commitments
         -        Customer service obligations

We are currently evaluating the market value of our inventory and property and equipment on a liquidation basis, but we expect sales proceeds to be significantly lower than amounts recorded on the balance sheet at the end of June 2001.

We currently believe that the amount ultimately distributed to our shareholders could be as much as approximately $0.75 to $0.95 per share. However, the sale of non-cash assets could be lower than anticipated, we may incur additional liabilities or the settlement of liabilities could be higher than we currently estimate, which would result in a substantially lower distribution to our stockholders.

STOCKHOLDERS MAY BE LIABLE TO CREDITORS OF THE COMPANY FOR UP TO AMOUNTS RECEIVED FROM THE COMPANY IF THE COMPANY'S RESERVES ARE INADEQUATE.

         If the Plan is approved by the stockholders, a Certificate of Dissolution will be filed with the State of Delaware dissolving the Company. Pursuant to the DGCL the Company will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits against it and enabling the Company gradually to close its business, to dispose of its property, to discharge its liabilities and to distribute to its stockholders any remaining assets. Under the DGCL, in the event the Company fails to create an adequate contingency reserve for payment of its expenses and liabilities during this three-year period, each stockholder could be held liable for payment to the Company's creditors of such stockholder's pro rata share of amounts owed to creditors in excess of the contingency reserve.

         However, the liability of any stockholder would be limited to the amounts previously received by such stockholder from the Company (and from any liquidating trust or trusts) in the dissolution. Accordingly, in such event a stockholder could be required to return all distributions previously made to such stockholder. In such event, a stockholder could receive nothing from the Company under the Plan. Moreover, in the event a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder's repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. There can be no assurance that the contingency reserve established by the Company will be adequate to cover any expenses and liabilities. However, after a review of its assets and liabilities, the Company believes that the reserves will be adequate and that a return of amounts previously distributed will not be required. See "CONTINGENT LIABILITIES; CONTINGENCY RESERVE; LIQUIDATING TRUST."

IF WE FAIL TO RETAIN THE SERVICES OF CURRENT KEY PERSONNEL, THE PLAN MAY NOT SUCCEED.

         The success of the Plan depends in large part upon the Company's ability to retain the services of certain of its current officers. The retention of Kenneth R. Vines and Douglas R.B. Campbell and certain other qualified personnel is particularly difficult under the Company's current circumstances. For this reason and others discussed below, the Company has entered into retention agreements with certain executive officers particularly, Kenneth R. Vines our Chief Executive Officer and Douglas R.B. Campbell. See "APPROVAL OF PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION -- POSSIBLE EFFECTS OF THE APPROVAL OF THE PLAN UPON DIRECTORS AND OFFICERS."

OUR STOCK TRANSFER BOOKS WILL CLOSE ON THE FINAL RECORD DATE, AFTER WHICH IT WILL NOT BE POSSIBLE FOR STOCKHOLDERS TO PUBLICLY TRADE IN OUR STOCK.

         The Company intends to close its stock transfer books and discontinue recording transfers of Common Stock at the close of business on the record date fixed by the Board for filing the Certificate of Dissolution (the "FINAL RECORD DATE"). Thereafter, certificates representing the Common Stock shall not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law. The proportionate interests of all of the stockholders of the Company shall be fixed on the basis of their respective stock holdings at the close of business on the Final Record Date, and, after the Final Record Date, any distributions made by the Company shall be made solely to the stockholders of record at the close of business on the Final Record Date, except as may be necessary to reflect subsequent transfers recorded on the books of the Company as a result of any assignments by will, intestate succession or operation of law.

POSSIBLE EFFECTS OF THE APPROVAL OF THE PLAN UPON DIRECTORS AND OFFICERS

         Other than as set forth below, it is not currently anticipated that liquidation of the Company will result in any material benefit to any of our officers or to directors who participated in the vote to adopt the Plan.

         The Board has authorized the Company to enter into retention agreements with Kenneth Vines and Douglas Campbell to provide them with incentives to remain with the Company and maximize the value of the Company's business and its assets in the event of a change of control or the liquidation, dissolution or winding up of the Company. Pursuant to his retention agreement, Kenneth R. Vines is entitled to a retention bonus of $150,000 in addition to the six months severance and benefit payments provided in Mr. Vines' employment offer letter dated October 1998. Half of the retention bonus was paid to Mr. Vines upon his assuming the position of Chief Executive Officer of the Company and the remaining $75,000 will be paid to him upon a change of control or dissolution of the Company. Mr. Campbell will receive a retention bonus of $34,000 upon a change of control or dissolution of the Company, in addition to the six months severance and benefit payments provided in Mr. Campbell's employment offer letter dated June 1999.

         In order to provide additional incentives to Mr. Vines, Mr. Campbell and eight other employees of the Company to maximize the proceeds to be distributed to the Company's stockholders in the event of a liquidation and dissolution or in the event of a change of control, the Board also approved a bonus pool based on the projected total per share distribution to stockholders to be determined at the time of the initial distribution or the per share value to the stockholders in a change of control. Mr. Vines is entitled to receive 25%, and Mr. Campbell 15% of the cash set aside in this bonus pool. The remainder of the cash in the bonus pool will be distributed among the remaining Company employees.

         Mr. Vines, Mr. Campbell and Mr. Speaks, a director and the former Chief Executive Officer of the Company, and certain other directors will continue to vest in their stock options until either they cease to provide services to the Company or the Company is dissolved. The table below sets forth information relating to stock options held by such officers and directors of the Company, as of August 31, 2001. Other than as set forth below, in connection with its approval and adoption of the Plan, the Board did not grant acceleration of unvested, unexercised stock options, which options will therefore terminate upon dissolution of the Company.

                                                                                      WEIGHTED
                                                                                       AVERAGE
                                                                  "IN THE          EXERCISE PRICE
                              TOTAL OPTIONS                        MONEY"             OF VESTED
     NAME                      OUTSTANDING      VESTED OPTIONS    OPTIONS            OPTIONS($)
-------------------------------------------------------------------------------------------------
Kenneth R. Vines                  140,000           20,833            --               10.00
Douglas R.B. Campbell              75,000               --            --                  --
Bandel L. Carano                   20,000            7,291            --                9.81
James F. Gibbons                   20,000            7,291            --                9.81
James Wei                          20,000            7,291            --                9.81
Arjun Gupta                        20,000            7,291            --                9.81
Robert P. Goodman                  10,000            2,500            --               15.00
Howard "Skip" Speaks              825,000          239,583            --                5.00
Michael Clark                      22,500           67,707        62,500                2.23
Phillip Gulliford                  40,000            2,708            --               15.00


         The Board of Directors may confer other benefits or bonuses to employees and officers of the Company, including officers who are also directors, in recognition of their services to the Company based on the performance of such employees and officers, including performance during the Company's liquidation process.

         The Plan was adopted by the unanimous vote of disinterested directors. It is not currently anticipated that the liquidation of the Company will result in any material increase in value of the shares and options held by any directors who participated in the vote on the Plan.


PRINCIPAL PROVISIONS OF THE PLAN

         The Company will distribute pro rata to its stockholders, in cash or in-kind, or sell or otherwise dispose of, all its property and assets. The liquidation is expected to commence as soon as practicable after approval of the Plan by the stockholders, and to be concluded prior to the third anniversary thereof, or such later date as required by Delaware law, by a final liquidating distribution either directly to the stockholders or to one or more liquidating trusts. Any sales of the Company's assets will be made in private or public transactions and on such terms as are approved by the Board of Directors. It is not anticipated that any further votes of the Company's stockholders will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors.

         The Plan provides that the Board of Directors will liquidate the Company's assets in accordance with any applicable provision of the DGCL, including Sections 280 and 281. Without limiting the flexibility of the Board of Directors, the Board of Directors may, at it option, instruct the officers of the Company to follow the procedures set forth in Sections 280 and 281 of the DGCL which instruct such officers to:

         - give notice of the dissolution to all persons having a claim against the Company and provide for the rejection of any such claims in accordance with Section 280 of the DGCL;

         - offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any such claimant who rejects such offer in accordance with
                  Section 280 of the DGCL;

         - petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for claims that are the subject of pending litigation against the Company, and claims that have not been made known to the Company at the time of dissolution, but are likely to arise or become known within five (5) years (or longer in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the DGCL;

         - pay, or make adequate provision for payment, of all claims made against the Company and not rejected, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the Plan in accordance with
                  Section 280 of the DGCL; and

         - post all security offered and not rejected and all security ordered by the Delaware Court of Chancery in accordance with
                  Section 280 of the DGCL.

         If deemed necessary by the Board of Directors for any reason, the Company may, from time to time, transfer any of its unsold assets to one or more trusts established for the benefit of the stockholders of the Company, which property would thereafter be sold or distributed on terms approved by its trustees. If all of the Company's assets (other than the Contingency Reserve) are not sold or distributed prior to the third anniversary of the effectiveness of the dissolution of the Company, the Company will transfer in final distribution such remaining assets to a trust. The Board of Directors may also elect in its discretion to transfer the Contingency Reserve, if any, to such a trust. Any of such trusts are referred to in this Proxy Statement as "liquidating trusts." Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer shall be effected without such consent. In the event of a transfer of assets to a liquidating trust, the Company would distribute, pro rata to the holders of its capital stock, beneficial interests in any such liquidating trust or trusts.

         It is anticipated that the interests in any such trusts will not be transferable; therefore, although the recipients of the interests would be treated for tax purposes as having received their pro rata share of property transferred to the liquidating trust or trusts and will thereafter take into account for tax purposes their allocable portion of any income, gain or loss realized by such liquidating trust or trusts, the recipients of the interests will not realize the value thereof unless and until such liquidating trust or trusts distributes cash or other assets to them. The Plan authorizes the Board of Directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause the Company to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Board of Directors. Approval and ratification of the Plan also will constitute the approval by the Company's stockholders of any such appointment and any liquidating trust agreement or agreements. For further information relating to liquidating trusts, the appointment of trustees and the liquidating trust agreements, reference is made to "CONTINGENT LIABILITIES; CONTINGENT RESERVE; LIQUIDATING TRUST."

         The Company will close its stock transfer books and discontinue recording transfers of shares of Common Stock on the earliest to occur of the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, the close of business on the date on which the remaining assets of the Company are transferred to a liquidating trust, or the Final Record Date, and, thereafter, certificates representing shares of Preferred and Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law. After the Final Record Date, the Company will not issue any new stock certificates, other than replacement certificates. Any person holding options, warrants or other rights to purchase Preferred or Common Stock must exercise such instruments or rights prior to the Final Record Date. See "LISTING AND TRADING OF THE COMMON STOCK AND INTERESTS IN THE LIQUIDATING TRUST OR TRUSTS" and "FINAL RECORD DATE" below.

         Following approval of the Plan by the stockholders, a Certificate of Dissolution will be filed with the State of Delaware dissolving the Company. The dissolution of the Company will become effective, in accordance with the DGCL, upon proper filing of the Certificate of Dissolution with the Secretary of State or upon such later date as may be specified in the Certificate of Dissolution. Pursuant to the DGCL, the Company will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against it, and enabling the Company gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets, but not for the purpose of continuing the business for which the Company was organized.

ABANDONMENT; AMENDMENT

         Under the Plan, the Board of Directors may modify, amend or abandon the Plan, notwithstanding stockholder ratification and approval, to the extent permitted by the DGCL. The Company will not amend or modify the Plan under circumstances that would require additional stockholder solicitations under the DGCL or the Federal securities laws without complying with the DGCL and the Federal securities laws.

LIQUIDATING DISTRIBUTIONS; NATURE; AMOUNT; TIMING

         Although the Board of Directors has not established a firm timetable for distributions to stockholders if the Plan is ratified and approved by the stockholders, the Board of Directors intends, subject to contingencies inherent in winding up the Company's business, to make such distributions as promptly as practicable. The liquidation is expected to be concluded prior to the third anniversary of the filing of the Certificate of Dissolution in Delaware by a final liquidating distribution either directly to the stockholders or to a liquidating trust. The proportionate interests of all of the stockholders of the Company shall be fixed on the basis of their respective stock holdings at the close of business on the Final Record Date, and after such date, any distributions made by the Company shall be made solely to stockholders of record on the close of business on the Final Record Date, except to reflect permitted transfers. The Board of Directors is, however, currently unable to predict the precise nature, amount or timing of this distribution or any other distributions pursuant to the Plan. The actual nature, amount and timing of all distributions will be determined by the Board of Directors, in its sole discretion, and will depend in part upon the Company's ability to convert its remaining assets into cash and pay and settle its significant remaining liabilities and obligations.

         The Company does not plan to satisfy all of its liabilities and obligations prior to making distributions to its stockholders, but instead will reserve assets deemed by management and the Board of Directors to be adequate to provide for such liabilities and obligations. See "CONTINGENT LIABILITIES; CONTINGENCY RESERVE; LIQUIDATING Trust." Management and the Board of Directors believe that the Company has sufficient cash to pay its current and accrued obligations without the sale of any of its assets.

         Uncertainties as to the precise net value of the Company's non-cash assets and the ultimate amount of its liabilities make it impracticable to predict the aggregate net value ultimately distributable to stockholders. Claims, liabilities and expenses from operations (including operating costs, salaries, income taxes, payroll and local taxes, legal and accounting fees and miscellaneous office expenses), although currently declining, will continue to be incurred following stockholder ratification and approval of the Plan. These expenses will reduce the amount of assets available for ultimate distribution to stockholders, and, while a precise estimate of those expenses cannot currently be made, management and the Board of Directors believe that available cash and amounts received on the sale of assets will be adequate to provide for the Company's obligations, liabilities, expenses and claims (including contingent liabilities) and to make cash distributions to stockholders. However, no assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for the Company's obligations, liabilities, expenses and claims and to make cash distributions to stockholders. If such available cash and amounts received on the sale of assets are not adequate to provide for the Company's obligations, liabilities, expenses and claims, distributions of cash and other assets to the Company's stockholders will be reduced.

FACTORS TO BE CONSIDERED WITH RESPECT TO SALE OF THE COMPANY'S ASSETS

         The sale by the Company of an appreciated asset will result in the recognition of taxable gain by the Company to the extent the fair market value of such asset exceeds the Company's tax basis in such asset.

SALES OF THE COMPANY'S ASSETS

         The Plan involves the sale of all of the assets of the Company. Ratification and approval of the Plan will constitute approval by the stockholders of any such agreements and sales. Sales of the Company's assets will be made on such terms as are approved by the Board of Directors and may be conducted by either competitive bidding, public sales or privately negotiated sales.

         It is not anticipated that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors. The Company does not anticipate amending or supplementing the Proxy Statement to reflect any such agreement or sale, unless required by applicable law. The prices at which the Company will be able to sell its various assets depends largely on factors beyond the Company's control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of the assets, United States and foreign regulatory approvals, public market perceptions, and limitations on transferability of certain assets. In addition, the Company may not obtain as high a price for a particular asset as it might secure if the Company were not in liquidation.

CONDUCT OF THE COMPANY FOLLOWING ADOPTION OF THE PLAN

         Following ratification and approval of the Plan by the Company's stockholders, the Company's activities will be limited to distributing its assets in accordance with the Plan, establishing a contingency reserve for payment of the Company's expenses and liabilities, including liabilities incurred but not paid or settled prior to ratification of the Plan, selling any remaining assets of the Company, and terminating any remaining commercial agreements, relationships or outstanding obligations of the Company. Following the ratification and approval of the Plan by the Company's stockholders, the Company shall continue to indemnify its officers, directors, employees and agents in accordance with its Certificate of Incorporation and Bylaws, including for actions taken in connection with the Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may be satisfied out of the assets of any liquidating trust. The Board of Directors and the trustees of any liquidating trust may obtain and maintain such insurance as may be necessary to cover the Company's indemnification obligations under the Plan.

REPORTING REQUIREMENTS

         Whether or not the Plan is ratified and approved, we have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), even though compliance with such reporting requirements is economically burdensome. If the Plan is ratified and approved and, in order to curtail expenses, we will, after filing our Certificate of Dissolution, seek relief from the Securities & Exchange Commission ("SEC") from the reporting requirements under the Exchange Act. We anticipate that, if such relief is granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the SEC might require.

CONTINGENT LIABILITIES; CONTINGENCY RESERVE; LIQUIDATING TRUST

         Under the DGCL, the Company is required, in connection with its dissolution, to pay or provide for payment of all of its liabilities and obligations. Following the ratification and approval of the Plan by the Company's stockholders, the Company will pay all expenses and fixed and other known liabilities, or set aside as a Contingency Reserve cash and other assets which it believes to be adequate for payment thereof. The Company is currently unable to estimate with precision the amount of any Contingency Reserve which may be required, but any such amount (in addition to any cash contributed to a liquidating trust, if one is utilized) will be deducted before the determination of amounts available for distribution to stockholders.

         The actual amount of the Contingency Reserve will be based upon estimates and opinions of management and the Board of Directors and derived from consultations with outside experts and review of the Company's estimated operating expenses and future estimated liabilities, including, without limitation, anticipated compensation payments, estimated legal and accounting fees, operating lease expenses, payroll and other taxes payable, miscellaneous office expenses, expenses accrued in the Company's financial statements, and reserves for litigation expenses. There can be no assurance that the Contingency Reserve in fact will be sufficient. The Company has not made any specific provision for an increase in the amount of the Contingency Reserve. Subsequent to the establishment of the Contingency Reserve, the Company will distribute to its stockholders any portions of the Contingency Reserve which it deems no longer to be required. After the liabilities, expenses and obligations for which the Contingency Reserve had been established have been satisfied in full, the Company will distribute to its stockholders any remaining portion of the Contingency Reserve.

         If deemed necessary, appropriate or desirable by the Board of Directors for any reason, the Company may, from time to time, transfer any of its unsold assets to one or more liquidating trusts, or other structure it deems appropriate, established for the benefit of the stockholders of the Company, which property would thereafter be sold or distributed on terms approved by its trustees. The Board of Directors and management may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (for example, interests in intangibles) or where the Board of Directors determines that it would not be in the best interests of the Company and its stockholders for such assets to be distributed directly to the stockholders at such time. If all of the Company's assets (other then the Contingency Reserve) are not sold or distributed prior to the third anniversary of the effectiveness of the dissolution the Company must transfer in final distribution such remaining assets to a liquidating trust. The Board of Directors may also elect in its discretion to transfer the Contingency Reserve, if any, to such a liquidating trust.

The purpose of a liquidating trust would be to distribute such property or to sell such property on terms satisfactory to the liquidating trustees, and distribute the proceeds of such sale after paying those liabilities of the Company, if any, assumed by the trust, to the Company's stockholders. Any liquidating trust acquiring all of the unsold assets of the Company will assume all of the liabilities and obligations of the Company and will be obligated to pay any expenses and liabilities of the Company which remain unsatisfied. If the Contingency Reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust's other unsold assets.

         The Plan authorizes the Board of Directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause the Company to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Board of Directors. It is anticipated that the Board of Directors will select such trustee or trustees on the basis of the experience of such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust or trusts and the ability of such individual or entity to serve the best interests of the Company's stockholders. Approval of the Plan by the stockholders will also constitute the approval by the Company's stockholders of any such appointment and any liquidating trust agreement or agreements.

         The Company may decide to use a liquidating trust or trusts, and the Board of Directors believes the flexibility provided by the Plan with respect to the liquidating trusts to be advisable. The trust would be evidenced by a trust agreement between the Company and the trustees. The purpose of the trust would be to serve as a temporary repository for the trust property prior to its disposition or distribution to the Company's stockholders. The transfer to the trust and distribution of interests therein to the Company's stockholders would enable the Company to divest itself of the trust property and permit the Company's stockholders to enjoy the economic benefits of ownership thereof. Pursuant to the trust agreement, the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to the Company's stockholders, to be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement. It is anticipated that the interests would be evidenced only by the records of the trust and there would be no certificates or other tangible evidence of such interests and that no holder of Common Stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of Common Stock in order to receive the interests.

         It is further anticipated that pursuant to the trust agreements:

         - a majority of the trustees would be required to be independent of the Company's management;

         - approval of a majority of the trustees would be required to take any action; and

         - the trust would be irrevocable and would terminate after, the earliest of (x) the trust property having been fully distributed, or (y) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, having approved of such termination, or (z) a specified number of years having elapsed after the creation of the trust.

         UNDER THE DGCL, IN THE EVENT THE COMPANY FAILS TO CREATE AN ADEQUATE CONTINGENCY RESERVE FOR PAYMENT OF ITS EXPENSES AND LIABILITIES, OR SHOULD SUCH CONTINGENCY RESERVE AND THE ASSETS HELD BY THE LIQUIDATING TRUST OR TRUSTS BE EXCEEDED BY THE AMOUNT ULTIMATELY FOUND PAYABLE IN RESPECT OF EXPENSES AND LIABILITIES, EACH STOCKHOLDER COULD BE HELD LIABLE FOR THE PAYMENT TO CREDITORS OF SUCH STOCKHOLDER'S PRO RATA SHARE OF SUCH EXCESS, LIMITED TO THE AMOUNTS THERETOFORE RECEIVED BY SUCH STOCKHOLDER FROM THE COMPANY OR FROM THE LIQUIDATING TRUST OR TRUSTS.

         If the Company were held by a court to have failed to make adequate provision for its expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the Contingency Reserve and the assets of the liquidating trust or trusts, a creditor of the Company could seek an injunction against the making of distributions under the Plan on the ground that the amounts to be distributed were needed to provide for the payment of the Company's expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or interest holders under the Plan.

FINAL RECORD DATE

         The Company intends to close its stock transfer books and discontinue recording transfers of shares of Common Stock on the Final Record Date, and thereafter certificates representing shares of Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law. After the Final Record Date, the Company will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of the Company's shares will occur on or after the Final Record Date. See "LISTING AND TRADING OF THE COMMON STOCK AND INTERESTS IN THE LIQUIDATING TRUST OR TRUSTS" below.

         All liquidating distributions from the Company or a liquidating trust on or after the Final Record Date will be made to stockholders according to their holdings of capital stock as of the Final Record Date. Subsequent to the Final Record Date, the Company may at its election require stockholders to surrender certificates representing their shares of the capital stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by the Company or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder's certificate evidencing the capital stock has been lost, stolen or destroyed, the stockholder may be required to furnish the Company with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

LISTING AND TRADING OF THE COMMON STOCK AND INTERESTS IN THE LIQUIDATING TRUST OR TRUSTS

         The Company currently intends to close its stock transfer books on the Final Record Date and to cease recording stock transfers and issuing stock certificates (other than replacement certificates) at such time. Accordingly, it is expected that trading in the shares will cease on and after such date.

         The Common Stock is currently listed for trading on the Nasdaq Stock Market's National Market. For continued listing, a company, among other things, must meet certain minimum requirements with respect to net tangible assets, market value of its securities held by non-affiliates, and minimum bid prices per share. A company must maintain an operating business. The Company expects that, as a result of the cessation of its operations and the anticipated decrease in its assets resulting from distributions to its stockholders, its Common Stock will be delisted not later than October 29, 2001 or shortly after the approval of the Plan of Liquidation by the stockholders. Trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market or on the NASD's Electronic Bulletin Board.

         As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of the Common Stock. Delisting of the Common Stock may result in lower prices for the Common Stock than would otherwise prevail. In any event, the Company will close its stock transfer books upon the filing of the Certificate of Dissolution. Thereafter, the stockholders will not be able to transfer their shares. It is anticipated that the interests in a liquidating trust or trusts will not be transferable, although no determination has yet been made. Such determination will be made by the Board of Directors and management prior to the transfer of unsold assets to the liquidating trust and will be based on, among other things, the Board of Directors, and management's estimate of the value of the assets being transferred to the liquidating trust or trusts, tax matters and the impact of compliance with applicable securities laws. Should the interests be transferable, the Company plans to distribute an information statement with respect to the liquidating trust or trusts at the time of the transfer of assets and the liquidating trust or trusts may be required to comply with the periodic reporting and proxy requirements of the Exchange Act.

         The costs of compliance with such requirements would reduce the amount which otherwise could be distributed to interest holders. Even if transferable, the interests are not expected to be listed on a national securities exchange or quoted through Nasdaq, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets.

         As stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes (see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES"), the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

ABSENCE OF APPRAISAL RIGHTS

         Under the DGCL, the stockholders of the Company are not entitled to appraisal rights for their shares of Common Stock in connection with the transactions contemplated by the Plan.

REGULATORY APPROVALS

         No United States Federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is a general summary of the material United States Federal income tax consequences affecting the Company's stockholders that are anticipated to result from the receipt of distributions pursuant to the dissolution and liquidation of the Company. This discussion does not purport to be a complete analysis of all the potential tax effects. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of Company stockholders subject to special treatment under certain Federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, mutual funds, foreign individuals and entities, and persons who acquired their Company stock upon exercise of stock options or in other compensatory transactions). It also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. Distributions pursuant to the Plan may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions. The following discussion has no binding effect on the IRS or the courts and assumes that the Company will liquidate in accordance with the Plan in all material respects.

         No ruling has been requested from the IRS with respect to the anticipated tax consequences of the Plan, and the Company will not seek an opinion of counsel with respect to the anticipated tax consequences. If any of the anticipated tax consequences described herein proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to the stockholders and the Company from the liquidation. Tax considerations applicable to particular stockholders may vary with and be contingent on the stockholder's individual circumstances. This discussion does not constitute legal advice to any stockholder.

FEDERAL INCOME TAXATION OF THE COMPANY

         After the approval of the Plan and until the liquidation is completed, the Company will continue to be subject to federal income taxation on its taxable income, if any, such as interest income, gain from the sale of the Company's asset or income from operations. In addition, the Company may recognize gain upon the distribution of any property, other than cash, to its stockholders pursuant to the plan of dissolution. The Company will be treated as if it had sold the property to the distributee-stockholder for its fair market value on the date of the distribution. Subject to applicable limitations, it is expected that the Company's current year losses and its net operating loss carryforward will substantially offset any such taxable income or gain.

FEDERAL INCOME TAXATION OF THE STOCKHOLDERS

         Amounts received by stockholders pursuant to the Plan will be treated as full payment in exchange for their Company stock. Stockholders will recognize gain or loss equal to the difference between (i) the sum of the amount of cash distributed to them and the fair market value (at the time of distribution) of any property distributed to them, and (ii) their tax basis for their shares of the Company's capital stock. A stockholder's tax basis in his or her shares will depend upon various factors, including the stockholder's cost and the amount and nature of any distributions received with respect thereto.

         A stockholder's gain or loss will be computed on a "per share" basis. The Company expects to make more than one liquidating distribution, each of which will be allocated proportionately to each share of stock owned by a stockholder. The value of each liquidating distribution will be applied against and reduce a stockholder's tax basis in his or her shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and prior liquidating distributions received by a stockholder with respect to a share exceeds his or her tax basis for that share. Any loss will generally be recognized only when the final distribution from the Company has been received and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder's tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss provided the shares are held as capital assets, and will be long term capital gain or loss if the stock has been held for more than one year. If it were to be determined that distributions made pursuant to the Plan were not liquidating distributions, the result could be treatment of distributions as dividends taxable at ordinary income rates if the Company were to have any earnings and profits for Federal income tax purposes, determined either on an historic or a current year basis, for the year of distribution.

         Upon any distribution of property, the stockholder's tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution. The gain or loss realized upon the stockholder's future sale of that property will be measured by the difference between the stockholder's tax basis in the property at the time of such sale and the proceeds of such sale.

         After the close of its taxable year, the Company will provide stockholders and the IRS with a statement of the amount of cash distributed to the stockholders and its best estimate as to the value of any property distributed to them during that year. There is no assurance that the IRS will not challenge such valuation. As a result of such a challenge, the amount of gain or loss recognized by stockholders might be changed. Distributions of property other than cash to stockholders could result in tax liability to any given stockholder exceeding the amount of cash received, requiring the stockholder to meet the tax obligations from other sources or by selling all or a portion of the assets received.

         It is possible that the Company will have liabilities not fully covered by its Contingency Reserve for which the stockholders will be liable up to the extent of any liquidating distributions they have received. (See "CONTINGENT LIABILITIES; CONTINGENCY RESERVE; LIQUIDATING TRUST"). Such a liability could require a stockholder to satisfy a portion of such liability out of prior liquidating distributions received from the Company and the liquidating trust or trusts. Payments by stockholders in satisfaction of such liabilities would generally produce a capital loss, which, in the hands of individual stockholders, could not be carried back to prior years to offset capital gains realized from liquidating distributions in those years.

LIQUIDATING TRUSTS

         If the Company transfers assets to a liquidating trust or trusts, the Company intends to structure such trust or trusts so that stockholders will be treated for tax purposes as having received their pro rata share of the property transferred to the liquidating trust or trusts, reduced by the amount of known liabilities assumed by the liquidating trust or trusts or to which the property transferred is subject. Assuming such treatment is achieved, assets transferred to a liquidating trust will cause the stockholder to be treated in the same manner for Federal income tax purposes as if the stockholder had received a distribution directly from the Company. The liquidating trust or trusts themselves should not be subject to Federal income tax, assuming that they are treated as liquidating trusts for Federal income tax purposes. After formation of the liquidating trust or trusts, the stockholders must take into account for Federal income tax purposes their allocable portion of any income, gain or loss recognized by the liquidating trust or trusts. As a result of the transfer of property to the liquidating trust or trusts and the ongoing operations of the liquidating trust or trusts, stockholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust or trusts with which to pay such tax. There can be no assurance that the liquidating trust or trusts described in the Plan will be treated as a liquidating trust or trusts for Federal income tax purposes.

BACKUP WITHHOLDING

         Unless a stockholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury regulations promulgated under the Code, such stockholder may be subject to backup withholding tax with respect to any payments received pursuant to the liquidation. Such backup withholding tax is imposed at 30.5% through December 31, 2001 and at a rate of 30% during 2002 and 2003, with further reductions thereafter. Backup withholding generally will not apply to payments made to certain exempt recipients such as a corporation or financial institution or to a stockholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If backup withholding applies, the amount withheld is not an additional tax, but is credited against that stockholder's U.S. Federal income tax liability.

         THE FOREGOING SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY STOCKHOLDER. THE TAX CONSEQUENCES OF THE PLAN MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF THE STOCKHOLDER. THE COMPANY RECOMMENDS THAT EACH STOCKHOLDER CONSULT ITS OWN TAX ADVISOR REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AS WELL AS THE STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES.

EFFECT OF LIQUIDATION

         THE METHODS USED BY THE BOARD OF DIRECTORS AND MANAGEMENT IN ESTIMATING THE VALUES OF THE COMPANY'S ASSETS ARE INEXACT AND MAY NOT APPROXIMATE VALUES ACTUALLY REALIZED. THE BOARD OF DIRECTORS' ASSESSMENT ASSUMES THAT ESTIMATES OF THE COMPANY'S LIABILITIES AND OPERATING COSTS ARE ACCURATE, BUT THOSE ESTIMATES ARE SUBJECT TO NUMEROUS UNCERTAINTIES BEYOND THE COMPANY'S CONTROL AND ALSO DO NOT REFLECT ANY CONTINGENT OR UNMATURE LIABILITIES THAT MAY MATERIALIZE OR MATURE. FOR ALL THESE REASONS, THERE CAN BE NO ASSURANCE THAT ACTUAL NET PROCEEDS DISTRIBUTED TO STOCKHOLDERS IN LIQUIDATION MAY NOT BE SIGNIFICANTLY LESS THAN THE ESTIMATED AMOUNT DISCUSSED IN THIS PROXY STATEMENT. MOREOVER, NO ASSURANCE CAN BE GIVEN THAT ANY AMOUNTS TO BE RECEIVED BY THE COMPANY'S STOCKHOLDERS IN LIQUIDATION WILL EQUAL OR EXCEED THE PRICE OR PRICES AT WHICH THE COMMON STOCK HAS RECENTLY TRADED OR MAY TRADE IN THE FUTURE.

VOTE REQUIRED AND BOARD RECOMMENDATION

         The ratification and approval of the Plan of Liquidation requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Members of the Board of Directors and the executive officers of the Company who hold (or are deemed to hold) as of August 31, 2001 an aggregate of [-] shares of Common Stock (approximately [-]% of the outstanding shares of Common Stock as of August 31, 2001) have indicated that they will vote in favor of the proposal.

         THE BOARD BELIEVES THAT THE PLAN OF LIQUIDATION IS IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND RECOMMENDS A VOTE FOR THIS PROPOSAL. IT IS INTENDED THAT SHARES REPRESENTED BY THE ENCLOSED FORM OF PROXY WILL BE VOTED IN FAVOR OF THIS PROPOSAL UNLESS OTHERWISE SPECIFIED IN SUCH PROXY.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2001 and March 31, 2001, and the Company's Annual Report on Form 10-K and Form 10-KA for the year ended December 31, 2000 are incorporated herein by reference.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting or any adjournment or postponement thereof shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other document subsequently filed with the Commission which also is deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

         The Company will provide without charge to each person to whom a copy of this Proxy Statement is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Triton Network Systems, Inc., 8529 South Park Circle, Orlando, Florida, Attention: Kenneth R. Vines, Chief Executive Officer and Chief Financial Officer.

OTHER MATTERS

         The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

         THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                          By Order of the Board of Directors,


                                          /s/ Kenneth R. Vines
                                          Kenneth R. Vines
                                          Chief Executive Officer and
                                          Chief Financial Officer

                                  EXHIBIT INDEX

                                                                         PAGE
EXHIBIT                                                                 NUMBER
-------                                                                 ------
Exhibit A       Plan of Complete Liquidation and Dissolution             A-1

                                    EXHIBIT A

                  PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION
                                       OF
                          TRITON NETWORK SYSTEMS, INC.

         This Plan of Complete Liquidation and Dissolution (the "PLAN") is intended to accomplish the complete liquidation and dissolution of Triton Network Systems, Inc., a Delaware corporation (the "COMPANY"), in accordance with the Delaware General Corporation Law and Section 331 of the Internal Revenue Code of 1986, as amended (the "CODE"), as follows:

1. The Board of Directors of the Company (the "BOARD OF DIRECTORS") has adopted this Plan and called a meeting (the "MEETING") of the holders of the Company's Common Stock to take action on the Plan and ratify the Company's actions taken to date on the Plan. If stockholders holding a majority of the Company's outstanding common stock, par value $0.001 per share (the "COMMON STOCK"), vote for the adoption of this Plan at the Meeting, the Plan shall constitute the adopted Plan of the Company as of the date of the Meeting, or such later date on which the stockholders may approve the Plan if the Meeting is adjourned to a later date (the "ADOPTION DATE").

2. After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

3. From and after the Adoption Date, the Company shall complete the following corporate actions:

         The Board of Directors will liquidate the Company's assets in accordance with any applicable provision of the Delaware General Corporation Law (the "DCGL"), including Sections 280 and 281. Without limiting the flexibility of the Board of Directors, the Board of Directors may, at it option, instruct the officers of the Company to follow the procedures set forth in Sections 280 and 281 of the DGCL which instruct such officers to: (i) give notice of the dissolution to all persons having a claim against the Company and provide for the rejection of any such claims in accordance with Section 280 of the DGCL;
(ii) offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any such claimant who rejects such offer in accordance with Section 280 of the DGCL; (iii) petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for (A) claims that are the subject of pending litigation against the Company, and (B) claims that have not been made known to the Company at the time of dissolution, but are likely to arise or become known within five (5) years (or longer in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the DGCL; (iv) pay, or make adequate provision for payment, of all claims made against the Company and not rejected, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the Plan in accordance with Section 280 of the DGCL; and (v) post all security offered and not rejected and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the DGCL.

4. The distributions to the Stockholders pursuant to Section 3, 6 and 7 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of the Company. As a condition to receipt of any distribution to the Company's stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agents for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees ("SATISFACTORY EVIDENCE AND INDEMNITY"). The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of the Company are transferred to the Trust or (iii) the date on which the Company files its Certificate of Dissolution under the Delaware General Corporation Law (following any post-dissolution continuation period thereunder), and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

5. If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled (unless transferred to the Trust established pursuant to Section 6 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

6. If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company's assets to the stockholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of its stockholders (the "TRUSTEES"), under a liquidating trust (the "TRUST"), any assets of the Company which are (i) not reasonably susceptible to distribution to the stockholders, including without limitation non-cash assets and assets held on behalf of the stockholders
(a) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the Federal securities laws and regulations promulgated thereunder, or (ii) held as the Contingency Reserve. The Board of Directors is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the stockholders for the purposes of Section 3 of this Plan. Any such conveyance to the Trustees shall be in trust for the stockholders of the Company. The Company, subject to this Section and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the stockholders of any such appointment, any such liquidating trust agreement and any transfer of assets by the Company to the Trust as their act and as a part hereof as if herein written.

7. Whether or not a Trust shall have been previously established pursuant to Section 6, in the event it should not be feasible for the Company to make the final distribution to its stockholders of all assets and properties of the Company prior to [-], 2004 then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as set forth in Section 6.

8. After the Adoption Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the "CERTIFICATE OF DISSOLUTION") in accordance with the Delaware General Corporation Laws.

9. Adoption of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of the stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

10. In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional, legal and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company's property and assets and the implementation of this Plan. Adoption of the Plan shall constitute approval of such payments by the Stockholders of the Company.

11. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay the Company's officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, acceleration of vesting of stock or stock options, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Company's stockholders of the payment of any such compensation.

12. The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and Bylaws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company's obligation hereunder, including seeking an extension in time and coverage of the Company's insurance policies currently in effect.

13. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Company's stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the Delaware General Corporation Law.

14. The Board of Directors of the Company is hereby authorized, without further action by the Company's stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or Federal law or regulation to wind up its affairs.

[TRITON NETWORK SYSTEMS LOGO]
TRITON NETWORK SYSTEMS, INC.
C/O [PROXY SERVICES]
[ADDRESS]
[ADDRESS]


                  VOTE BY MAIL
                  Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Triton Network Systems, Inc., c/o [Proxy Services, ADDRESS]

                  VOTE IN PERSON
                  Attend the Company's Special Meeting of Stockholders on October __, 2001 at 10:00 a.m., local time, at the offices of Wilson Sonsini Goodrich & Rosati, counsel to the Company located at 650 Page Mill Road, Palo Alto, California 94304, and vote in person at the meeting.

                          TRITON NETWORK SYSTEMS, INC.

                    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
                                OCTOBER __, 2001

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints KENNETH R. VINES, proxy, with full power of substitution to vote all shares of stock of Triton Network Systems, Inc. (the "COMPANY") which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on October __, 2001, at 10:00 a.m. local time, at the offices of Wilson Sonsini Goodrich & Rosati located at 650 Page Mill Road, Palo Alto, California 94304 and at any adjournments thereof, upon matters set forth in the Notice of Special Meeting of Stockholders and Proxy Statement dated [September ___], 2001, a copy of which has been received by the undersigned.

--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

                          TRITON NETWORK SYSTEMS, INC.

VOTE ON PROPOSAL

Please Mark Your Vote as Indicated in This Example: [X]

                                                                                        For        Against      Abstain
1.  To ratify and approve the Plan of Complete Liquidation and Dissolution of
    the Company.                                                                        [ ]          [ ]          [ ]

                                                                                        For        Against      Abstain
2.  To transact such other business as may properly be brought before the
    meeting and any adjournment(s) thereof.                                             [ ]          [ ]          [ ]

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on [August 31], 2001 are entitled to notice of and to vote at the meeting.

                                                         Sincerely,

                                                         /s/ Michael J. Danaher
                                                         Michael J. Danaher
                                                         Secretary

Palo Alto, California
[-], 2001


----------------------------------  ------  -------------------------    ------

----------------------------------  ------  -------------------------    ------
Signature [PLEASE SIGN WITHIN BOX]   Date    Signature (Joint Owners)     Date

Please provide any addresses changes below:

      --------------------------------------------------------------------


      --------------------------------------------------------------------